Exhibit 99.1
Huntington Investment and Tax Savings Plan

Employer ID No.: 31-0724920
Plan Number: 002

Financial Statements as of and for the Years Ended December 31, 2015 and 2014,
Supplemental Schedule as of December 31, 2015, and
Report of Independent Registered Public Accounting Firm

HUNTINGTON INVESTMENT AND TAX SAVINGS PLAN
TABLE OF CONTENTS

Page
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM – ARY ROEPCKE MULCHAEY, P.C.	1

FINANCIAL STATEMENTS AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2015 AND 2014:
Statements of Net Assets Available for Benefits	2
Statements of Changes in Net Assets Available for Benefits	3
Notes to Financial Statements	4 - 7

SUPPLEMENTAL SCHEDULE*:
Schedule H, Part IV Line 4i — Schedule of Assets (Held at End of Year) as of December 31, 2015	8

EXHIBITS:
Consent of Ary Roepcke Mulchaey, P.C.	23.1

*
All other financial schedules required by section 2520.103-10 of the U.S. Department of Labor’s Annual Reporting and Disclosure Requirements under the Employee Retirement Income Security Act of 1974 have been omitted because they are not applicable.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Compensation Committee of the Board of Directors of
Huntington Bancshares Incorporated and Plan Participants of the
Huntington Investment and Tax Savings Plan
Columbus, Ohio
We have audited the accompanying statements of net assets available for benefits of the Huntington Investment and Tax Savings Plan (the “Plan”) as of December 31, 2015 and 2014, and the related statements of changes in net assets available for benefits for the years then ended. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Plan is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Plan’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2015 and 2014, and the changes in net assets available for benefits for the years then ended, in conformity with accounting principles generally accepted in the United States of America.
The accompanying supplemental schedule of assets (held at end of year) as of December 31, 2015, has been subjected to audit procedures performed in conjunction with the audit of the Plan’s financial statements. The information in the supplemental schedule is the responsibility of the Plan’s management. Our audit procedures included determining whether the information reconciles to the financial statements or the underlying accounting and other records, as applicable, and performing procedures to test the completeness and accuracy of the information presented in the supplemental schedule. In forming our opinion on the information, we evaluated whether such information, including its form and content, is presented in conformity with the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. In our opinion, the schedule of assets (held at end of year) is fairly stated, in all material respects, in relation to the financial statements as a whole.

/s/ Ary Roepcke Mulchaey, P.C.

Columbus, Ohio
June 28, 2016

HUNTINGTON INVESTMENT AND TAX SAVINGS PLAN
STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS
DECEMBER 31, 2015 AND 2014

	2015	2014
ASSETS
Cash, non-interest bearing	$778,275	$118,379
Investments, at fair value:
Cash, interest bearing	41,617,686	31,767,373
Huntington Bancshares Incorporated common stock	144,622,374	135,532,663
Mutual funds	465,622,535	439,077,899
Total investments	651,862,595	606,377,935
Profit sharing contribution receivable	6,178,720	5,716,133
Accrued dividends and interest receivable	945,335	797,975
Notes receivable from participants	237,533	334,018
Due from brokers for investment securities sold	401,740	276,409
Employer match true up	6,587	453,309
Total receivables	7,769,915	7,577,844
Total assets	$660,410,785	$614,074,158
LIABILITIES
Due to brokers for investment securities purchased	825,528	572,277
Dividends payable to Plan participants	113,265	85,809
Payable for administrative expenses	30,745	—
Total liabilities	969,538	658,086
NET ASSETS AVAILABLE FOR BENEFITS	$659,441,247	$613,416,072
See notes to financial statements.

HUNTINGTON INVESTMENT AND TAX SAVINGS PLAN
STATEMENTS OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
FOR THE YEARS ENDED DECEMBER 31, 2015 AND 2014

	2015	2014
ADDITIONS
Investment income:
Net appreciation (depreciation) in fair value of investments	$(15,422,642)	$3,977,623
Dividends from Huntington Bancshares Incorporated common stock	3,215,840	2,784,826
Dividends from mutual funds	24,537,532	37,200,732
Interest	28,983	20,395
Total investment income	12,359,713	43,983,576
Contributions:
Employees	49,115,345	44,435,133
Employer	31,780,591	30,060,432
Rollovers	3,219,698	5,495,709
Total contributions	84,115,634	79,991,274
Total additions	96,475,347	123,974,850
DEDUCTIONS
Benefit distributions and other withdrawals	58,814,845	63,155,074

Net increase in net assets available for benefits	37,660,502	60,819,776
Net assets transferred from qualified plan	8,364,673	—
Net assets available for benefits at beginning of year	613,416,072	552,596,296
NET ASSETS AVAILABLE FOR BENEFITS AT END OF YEAR	$659,441,247	$613,416,072
See notes to financial statements.

HUNTINGTON INVESTMENT AND TAX SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS

1. DESCRIPTION OF THE PLAN
General - The Huntington Investment and Tax Savings Plan (the “Plan”) is a defined contribution plan that was initially adopted by the Board of Directors (the “Board of Directors”) of Huntington Bancshares Incorporated (“Huntington”) on September 29, 1977, to be effective January 1, 1978, to provide benefits to eligible employees of Huntington, as defined in the Plan document. Plan participants should refer to the Plan document and summary plan description for a more complete description of the Plan’s provisions. On December 13, 2000, Huntington’s common stock held in accounts of participants who elected to have all or a portion of their accounts invested in Huntington’s common stock were designated an Employee Stock Ownership Plan (“ESOP”). The ESOP forms a portion of the Plan.
Asset Transfer - On April 16, 2014, the Compensation Committee of the Board of Directors of Huntington approved the merger of the Camco Financial & Subsidiaries Salary Savings Plan (the "Camco Plan") into the Plan. The Camco Plan was merged into the Plan effective September 1, 2015, as permitted by the Plan document.
Plan Amendments - From time to time, the Plan has been amended and restated. The most recent amendments to the Plan include provisions as necessary to conform to various legislation and guidance under the Internal Revenue Code (the “Code”), the provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”).
Plan Termination - Pursuant to the Plan document, Huntington may terminate or modify the Plan at any time by resolution of its Board of Directors and subject to the provisions of ERISA and the Code.
Funding and Vesting - Employees must complete one month of service before they are eligible to participate in the Plan. Participants may elect to make pre-tax and/or Roth 401(k) after tax contributions of up to 75% of their eligible compensation, subject to certain statutory limits.
Huntington matches contributions equal to 100% on the first 4% of participant elective deferrals. Employer matching contributions are on a two-year cliff-vesting schedule. After two years of service, the employer matching contribution will be 100% vested. All prior years of service count toward vesting.
An annual discretionary profit sharing contribution was established in 2014. The profit sharing contributions are on a three-year cliff-vesting schedule. After three years of service, these contributions are 100% vested. All prior years of service count toward vesting.
The Plan also includes an automatic enrollment feature. Eligible employees who do not enroll will be enrolled at 4% pre-tax. The deferral amount will automatically increase each January 1 by 1% per year up to a maximum of 10%.
Forfeitures - Any forfeited portion of a participant’s account can be restored to the participant’s account if they are rehired within five years of termination and the entire amount distributed upon termination is repaid to the Plan. Forfeitures are either used to reduce Company contributions to the Plan or to pay reasonable expenses of the Plan. Forfeitures used to reduce Company contributions were $731,030 and $48,279 during 2015 and 2014, respectively. At December 31, 2015 and 2014, forfeited non-vested accounts were $0.
Administration - The Plan administrator is Huntington. Portions of Plan administration have been delegated by the Plan administrator to a committee of employees appointed by the board of directors of Huntington. The Plan administrator believes that the Plan is currently designed and operated in compliance with the applicable requirements of the Code and the provisions of ERISA, as amended.
Participant Accounts - Each participant’s account is credited with the participant’s own contribution and an allocation of Huntington’s contribution, as applicable, and Plan earnings. Investment income or loss is allocated to participant accounts based on proportional account balances in their respective investments. The benefit to which a participant is entitled is the benefit that can be provided from the participant’s individual account.
Fees and Expenses - Certain administrative fees are paid from the general assets of Huntington and are excluded from these financial statements. Administrative expenses are also paid by participants from the assets of the Plan. Revenue sharing and sub-transfer agent fee income received by the Plan is used to reduce participant administrative expenses. Investment related expenses are included in the net appreciation (depreciation) of fair value of investments.
Investment Options - Plan participants are permitted to direct their deferrals, employer matching contributions, and discretionary profit sharing contributions to any combination of investment options, including the Huntington Conservative Deposit Account, Huntington common stock and a variety of mutual funds. Huntington has the sole discretion to determine or change the number and nature of investment options in the Plan. An active participant may change or suspend deferrals pursuant to the terms set forth in the Plan document. If a Plan participant enrolls without making an investment election, all contributions will be allocated to the Vanguard Wellington Fund.
Plan Investments - Plan investments consist of interest bearing cash, shares of Huntington common stock, and mutual funds. The investments are held by the trust division of The Huntington National Bank (the “Plan Trustee”), a wholly owned subsidiary of Huntington. The Plan Trustee purchases and sells shares of Huntington common stock on the open market at market prices. Additionally, the Plan Trustee may directly purchase from, and sell to, Huntington, at market prices, shares of Huntington common stock. The Plan Trustee purchases and redeems shares of mutual funds in accordance with rules of the mutual funds.
Participant Loans - The Plan does not permit participant loans. However, as a result of acquisitions, the plan was amended to allow the transfer of participant loans from acquired qualified plans. Participant loans are recorded at unpaid principal balance plus any accrued but unpaid interest, at rates commensurate with prevailing rates at the time funds were borrowed. The amount recorded approximates current value. Principal and interest is paid ratably through payroll deductions. Participant loans are listed as notes receivable from participants in the Plan’s financial statements.
Contributions - Employee, employer, and profit sharing contributions to participants’ accounts in the Plan are invested pursuant to the participants’ investment direction elections on file.
Benefit Distributions and Other Withdrawals - A participant may request that the portion of his or her account that is invested in Huntington common stock be distributed in shares of Huntington common stock with cash paid in lieu of any fractional shares. All other distributions from the Plan are paid in cash.
Distributions and withdrawals are reported at fair value and recorded by the Plan when payments are made.
Participants are permitted to take distributions and withdrawals from their accounts in the Plan under the circumstances set forth in the Plan document. Generally, participants may request in-service withdrawal of funds in their account attributable to: (i) rollover contributions; (ii) after-tax contributions; and (iii) pre-April 1, 1998, Employer contributions. Employee pre-tax elective deferrals and post April 1, 1998 employer matching contributions are subject to special withdrawal rules and generally may not be withdrawn from the Plan prior to a participant’s death, disability, termination of employment, or attainment of age 59 1/2. Certain distributions of employee deferrals may be made, however, in the event a participant requests a distribution due to financial hardship as defined by the Plan. Participants should refer to the summary plan description for a complete summary of the Plan provisions. Participants may withdraw up to 100% of their account balances in the Plan for any reason after they have reached age 59 1/2.
Plan participants have the option of reinvesting cash dividends paid on Huntington common stock or having dividends paid in cash.

2. SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation - The financial statements of the Plan are presented on the accrual basis and are prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”).
In conjunction with applicable accounting standards, all material subsequent events have been either recognized in the financial statements or disclosed in the notes to financial statements.
Dividends and Interest Income - Dividends are recorded on their ex-dividend date. Interest is recorded on an accrual basis when earned. Net appreciation or depreciation includes the Plan’s gains and losses on investments bought and sold, as well as held, during the year.
Fair Value Measurements - Accounting Standards Codification (“ASC”) Topic 820 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. ASC 820 also establishes a three-level valuation hierarchy for disclosure of fair value measurements. The valuation hierarchy is based upon the transparency of inputs to the valuation of an asset or liability as of the measurement date. The three levels are defined as follows:
Level 1 - inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.
Level 2 - inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.
Level 3 - inputs to the valuation methodology are unobservable and significant to the fair value measurement.

A financial instrument’s categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The Plan’s policy is to recognize significant transfers between levels at the beginning of the reporting period.
Use of Estimates - The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect amounts of assets and liabilities, and changes therein, reported in the financial statements. Actual results could differ from those estimates.
Risks and Uncertainties - The Plan utilizes various investment instruments, including mutual funds and common stock. In general, investment securities are exposed to various risks such as interest rate, credit, and overall market volatility. Due to the level of risk associated with certain investment securities, it is reasonably possible that changes in the values of investment securities will occur in the near term and that such changes will materially affect the amounts in the financial statements.
Accounting Standards Update - In July 2015, the Financial Accounting Standards Board issued Accounting Standards Update No. 2015-12, Plan Accounting: Defined Benefit Pension Plans (Topic 960), Defined Contribution Pension Plans (Topic 962), Health and Welfare Benefit Plans (Topic 965): (Part I) Fully Benefit-Responsive Investment Contracts, (Part II) Plan Investment Disclosures, (Part III) Measurement Date Practical Expedient (ASU 2015-12). ASU 2015-12 Part I is not applicable to the Plan. ASU 2015-12 Part II simplifies the investment disclosure requirements under existing U.S. GAAP, including eliminating the disclosure of (1) individual investments that represent five percent or more of net assets available for benefits and (2) the net appreciation or depreciation for investments by general type. ASU 2015-12 Part III is not applicable to the Plan. The amendments in ASU 2015-12 applicable to the Plan are effective retrospectively for the year ending December 31, 2016 with early adoption permitted. The Plan elected to early adopt ASU 2015-12 Part II for the current reporting period.

3. PARTY-IN-INTEREST TRANSACTIONS
Certain plan investments are held with the Huntington National Bank or are shares of mutual funds previously managed by Huntington Asset Advisors, Inc., a subsidiary of the Huntington National Bank. Huntington sold Huntington Asset Advisors, Inc. in the 2015 fourth quarter. These investments are held by the Plan Trustee, and therefore, qualify as party-in-interest investments.
The following table lists the fair value of party-in-interest investments at December 31:

	2015	2014
Huntington Bancshares Incorporated common stock (1)	$144,622,374	$135,532,663
Huntington Conservative Deposit Account	34,423,021	31,767,373
Huntington Dividend Capture Fund (Rational Dividend Capture Fund effective 2/12/16)	25,760,358	29,839,433
Huntington Real Strategies Fund (Rational Real Strategies Fund effective 2/12/16)	2,209,435	2,909,644
Huntington Situs Fund	—	34,221,301
Huntington Treasury Money Market Fund	—	4,806,995
Huntington Money Market Fund	—	1,205,513

(1)	13,076,164 shares at cost of $101,197,626 in 2015, 12,883,333 shares at cost of $77,619,652 in 2014.
Fees charged to participants are used to offset expenses of the Plan. Costs and expenses paid by the Plan for administration totaled $82,624 and $323,531 for 2015 and 2014, respectively. Costs and expenses are included in benefit distributions and other withdrawals in the Plan financial statements.

4. INCOME TAXES
The Plan obtained its latest determination letter dated September 24, 2013, in which the Internal Revenue Service (IRS) stated the Plan, as then designed, was qualified under Section 401(a) of the Code and, therefore, the related trust is exempt from taxation. Subsequent to this determination by the IRS, the Plan was amended and restated. Once qualified, the Plan is required to operate in conformity with the Code to maintain its qualification. Huntington believes the Plan is being operated in compliance with applicable requirements of the Code and related state statutes, and that the trust, which forms a part of the Plan, is qualified and exempt from federal income and state franchise taxes.
GAAP requires the evaluation of tax positions taken by the Plan and recognition of a tax liability if the Plan has taken an uncertain tax position that is not more likely than not to be sustained upon examination by the IRS. Huntington, on behalf of the Plan, has analyzed the tax positions taken by the Plan, and has concluded that as of December 31, 2015 and 2014, there are no uncertain tax positions taken or expected to be taken that would require recognition of a liability or disclosure in the financial statements. The Plan is subject to routine audits; however, there are currently no audits for any tax periods in progress. The Plan administrator believes it is no longer subject to income tax examinations for years prior to 2012.

5. FAIR VALUE MEASUREMENTS
Investments of the Plan are accounted for at cost on the trade-date and are reported at fair value. Interest bearing cash accounts have a fair value equal to the amount payable on demand. Huntington common stock is valued using the year-end closing price as determined by the National Association of Securities Dealers Automated Quotations. Mutual funds are valued at quoted market prices that represent the net asset value of shares held by the Plan at year-end. There have been no changes in the valuation methodologies used at December 31, 2015 and 2014. The following tables set forth by level within the fair value hierarchy a summary of the Plan’s investments measured at fair value on a recurring basis at December 31, 2015 and 2014. For the years ended December 31, 2015 and 2014, there were no significant transfers in or out of Levels 1, 2, or 3.

	Fair Value Measurements Using
	Quoted Prices In Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Other Unobservable Inputs
December 31, 2015	(Level 1)	(Level 2)	(Level 3)	Total
Cash, interest bearing	$41,617,686	—	—	$41,617,686
Common stock	144,622,374	—	—	144,622,374
Mutual funds	465,622,535	—	—	465,622,535
Total investments	$651,862,595	—	—	$651,862,595

	Fair Value Measurements Using
	Quoted Prices In Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Other Unobservable Inputs
December 31, 2014	(Level 1)	(Level 2)	(Level 3)	Total
Cash, interest bearing	$31,767,373	—	—	$31,767,373
Common stock	135,532,663	—	—	135,532,663
Mutual funds	439,077,899			439,077,899
Total investments	$606,377,935	—	—	$606,377,935

6. TERMINATED PARTICIPANTS
Net assets available for benefits allocated to individuals who have elected to withdraw from the Plan were $25,294 and $0 at December 31, 2015 and 2014, respectively.

SUPPLEMENTAL SCHEDULE

HUNTINGTON INVESTMENT AND TAX SAVINGS PLAN
EIN: 31-0724920 Plan Number: 002
SCHEDULE H, PART IV, LINE 4I — SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2015

	(b) identity of issuer, borrower,	(c) Description of investment including maturity date,	(d) Cost	(e) Current
(a)	lessor or similar party	rate of interest, collateral, par, or maturity value	**	value
	CASH, INTEREST BEARING —
*	Huntington National Bank	Huntington Conservative Deposit Account		$34,423,021
	Federated Treasury Obligation Fund	Federated Treasury Obligation Fund - Institutional Shares		7,194,665

	Total cash, interest bearing			41,617,686

	COMMON STOCK —
*	Huntington Bancshares Incorporated	Huntington Bancshares Incorporated Common Stock — 13,076,164 shares		144,622,374

	Total common stock			144,622,374

	MUTUAL FUNDS:
	Vanguard Institutional Index Funds	Vanguard Institutional Index Fund — 483,848 shares		90,295,754
	T. Rowe Price Mid-Cap Growth Fund	T. Rowe Price Mid-Cap Growth Fund — 1,918,108 shares		83,245,887
	Vanguard Wellington Fund	Vanguard Wellington Fund — 1,298,890 shares		82,531,456
	T. Rowe Price Small Cap Stock Fund	T. Rowe Price Small Cap Stock Fund — 3,303,948 shares		61,255,200
	Europacific Growth Fund	American Funds Europacific Growth Fund — 637,821 shares		28,906,028
*	The Huntington Funds	Huntington Dividend Capture Fund (Rational Dividend Capture Fund effective 2/12/16) — 3,063,063 shares		25,760,358
	Federated Bond Fund	Federated Bond Fund — 1,830,106 shares		15,976,825
	Fidelity Contra Fund	Fidelity Contra Fund — 146,564 shares		14,502,496
	Harbor International Fund	Harbor International Fund—160,825 shares		9,557,810
	Federated Total Return Gov’t Bond Fund	Federated Total Return Gov’t Bond Fund —645,160 shares		7,006,438
	Vanguard Target Retirement 2025 Fund	Vanguard Target Retirement 2025 Fund — 361,205 shares		5,642,029
	Vanguard Target Retirement 2020 Fund	Vanguard Target Retirement 2020 Fund — 174,938 shares		4,749,573
	Vanguard Target Retirement 2030 Fund	Vanguard Target Retirement 2030 Fund — 167,967 shares		4,656,034
	Vanguard Target Retirement 2040 Fund	Vanguard Target Retirement 2040 Fund — 144,258 shares		4,104,152
	Vanguard Target Retirement 2035 Fund	Vanguard Target Retirement 2035 Fund — 224,988 shares		3,788,790
	PIMCO Low Duration Institutional Fund	PIMCO Low Duration Institutional Fund — 339,365 shares		3,346,141
	Vanguard Total Bond Market Index Fund	Vanguard Total Bond Market Index Fund — 282,908 shares		3,010,141
	Vanguard Total International Index Fund	Vanguard Total International Index Fund — 30,856 shares		2,991,204
	PIMCO Foreign Bond Fund	PIMCO Foreign Bond Fund — 237,829 shares		2,356,882
*	The Huntington Funds	Huntington Real Strategies Fund (Rational Real Strategies Fund effective 2/12/16) — 410,676 shares		2,209,435
	Franklin Templeton Institutional Emerging Markets Fund	Franklin Templeton Institutional Emerging Markets Fund — 563,808 shares		2,057,900
	Vanguard Target Retirement 2045 Fund	Vanguard Target Retirement 2045 Fund — 106,976 shares		1,902,027
	Vanguard Target Retirement 2050 Fund	Vanguard Target Retirement 2050 Fund — 55,842 shares		1,590,952
	Vanguard Target Retirement 2015 Fund	Vanguard Target Retirement 2015 Fund — 100,508 shares		1,430,235
	Vanguard Inflation Protected Securities Fund	Vanguard Inflation Protected Securities Fund — 120,381 shares		1,236,310
	Vanguard Target Retirement 2055 Fund	Vanguard Target Retirement 2055 Fund — 26,017 shares		802,105
	Vanguard Target Retirement 2060 Fund	Vanguard Target Retirement 2060 Fund — 26,107 shares		710,373

	Total mutual funds			465,622,535

*	NOTES RECEIVABLE FROM PARTICIPANTS	$237,533 principal amount, interest rates of 4.25%—6.25%; maturing between 2016—2028	—	237,533

	TOTAL			$652,100,128

*	Indicates party-in-interest to the Plan.
**	Cost information is not required for participant-directed investments and therefore not included.
See notes to financial statements.